Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Information Services, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the headings “Experts” and “Summary Historical Financial Data” in the prospectus included therein.
As discussed in note 6 to the consolidated financial statements, the Company completed a merger with Metavante Technologies, Inc. on October 1, 2009.

/s/ KPMG LLP
November 18, 2010
Jacksonville, Florida
Certified Public Accountants